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EXHIBIT (a)(1)

APROPOS TECHNOLOGY, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
(THE "OFFER TO EXCHANGE")

THIS SUPPLEMENT CONSTITUTES PART OF THE SECTION 10(a)
PROSPECTUS RELATING TO THE APROPOS TECHNOLOGY 2000 OMNIBUS
INCENTIVE PLAN

May 29, 2001

EXHIBIT (a)(1)

APROPOS TECHNOLOGY, INC.
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS
(THE "OFFER TO EXCHANGE")

    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., CENTRAL DAYLIGHT TIME,
ON JUNE 25, 2001 UNLESS THE OFFER IS EXTENDED.

    Apropos Technology, Inc. ("Apropos") is offering eligible employees the opportunity to exchange outstanding options to purchase Apropos common shares for new options which we will grant under the Apropos Technology, Inc. 2000 Omnibus Incentive Plan (the "Plan"). We are making the offer via e-mail upon the terms and conditions described in this Offer to Exchange (the "Offer to Exchange"), the Election Form and the Notice to Change Election From Accept to Reject (which together, as they may be amended from time to time, constitute the "offer" or "program"). If you would like a paper copy of this Offer to Exchange, the Election Form or the Notice to Change Election from Accept to Reject, please contact Frank Leonard at (630) 575-7724.

    The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. You may only tender options for all or none of the outstanding, unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled as promptly as practicable after 11:59 p.m. Central Daylight Time on the date the offer ends. The offer is currently scheduled to expire on June 25, 2001 (the "Expiration Date") and we expect to cancel options on June 26, 2001, or as soon as practicable thereafter (the "Cancellation Date"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX MONTH PERIOD PRIOR TO THE CANCELLATION DATE. Since we currently expect to cancel all tendered options on June 26, 2001, this means that if you participate in the offer, you will be required to tender all options granted to you since December 26, 2000.

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

    You may participate in the offer if you are an eligible employee of Apropos Technology, Inc. or one of our subsidiaries, located in the United States or the United Kingdom. Employees outside the United States and the United Kingdom are not eligible to participate. In order to receive a new option pursuant to this offer, you must continue to be an employee as of the date on which the new options are granted, which will be at least six months and one day after the Cancellation Date.

    If you tender options for exchange as described in the offer, and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan.

    The exercise price per share of the new options will be 100% of the fair market value on the date of grant.

    Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

    Each new option granted will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested;

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested; and

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  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

    Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options for exchange. You must make your own decision whether or not to tender your options.

    Apropos common shares are traded on the Nasdaq National Market under the symbol "APRS." On May 21, 2001, the closing price of our common shares reported on the Nasdaq National Market was $2.80 per share.

    IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON, INCLUDING DEATH OR DISABILITY, PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

    WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON SHARES, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

    THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    You should direct questions about the offer or requests for assistance or for additional copies of this Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject to Frank Leonard at Apropos Technology, Inc., One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181, (630) 575-7724. Information regarding your current outstanding options and a Participation Guide/Prospectus with respect to such options are each available at www.aststockplan.com.

IMPORTANT

    If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Frank Leonard (fax number: (630) 472-9836).

    We are not making the offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, ELECTION FORM AND NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET

    The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

    We are offering to exchange all outstanding, unexercised options to purchase common shares of Apropos held by eligible employees for new options we will grant under the Plan. (Page 11)

WHO IS ELIGIBLE TO PARTICIPATE?

    Employees in the United States and the United Kingdom are eligible to participate if they are employees of Apropos Technology, Inc. ("Apropos") or one of Apropos' subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. Employees outside the United States and the United Kingdom are not eligible to participate in the offer. In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the cancellation date of the accepted tendered options. If Apropos does not extend the offer, the new options will be granted on or about December 27, 2001. (Page 11)

ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

    Only employees in the United States and the United Kingdom are eligible to participate. Please be sure to read Section 15 of this Offer to Exchange, which discuss the tax consequences of participating in the offer for employees in the United Kingdom. (Page 25)

WHY ARE WE MAKING THE OFFER?

    We believe that granting stock options motivates high levels of performance and provides an effective means of recognizing employee contributions to the success of our company. The offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for eligible employees and thereby maximize shareholder value. (Page 12)

WHAT ARE THE CONDITIONS TO THE OFFER?

    The offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer to Exchange. (Page 16)

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO RECEIVE THE NEW OPTIONS?

    To receive a grant of new options through the offer and under the terms of the Plan, you must be an employee of Apropos or one of its subsidiaries as of the date the new options are granted.

    As discussed below, subject to the terms of this offer, we will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. If, for any reason, you do not remain an employee of Apropos or one of its subsidiaries through the date we grant the new options for any reason, including death or disability, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. (Page 11)

HOW MANY NEW OPTIONS WILL YOU RECEIVE IN EXCHANGE FOR YOUR TENDERED OPTIONS?

    If you meet the eligibility requirements and subject to the terms of this offer, we will grant you new options to purchase the number of shares equal to the number of unexercised shares subject to the options you tender. New options will be granted under the Plan, unless prevented by law or applicable regulations. All new options will be subject to a new option agreement between you and us. (Page 11)

WHEN WILL YOU RECEIVE YOUR NEW OPTIONS?

    We will not grant the new options until on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. Our Board of Directors will select the actual grant date for the new options. If we cancel tendered options on June 26, 2001, which is the scheduled date for the cancellation of the options (the day following the expiration date of the offer), the new options will not be granted until on or about December 27, 2001. You must be an employee of Apropos on the date we are granting the new options in order to be eligible to receive them. (Page 11)

WHY WON'T YOU RECEIVE YOUR NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

    If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for at least six months and one day, we believe we will not have to treat the new options as variable awards.

IF YOU TENDER OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOU RECEIVE YOUR NEW OPTIONS?

    No. If we accept options you tender in the offer, you may not receive any other option grants before you receive your new options. We may defer until the grant date for your new options the grant of other options, such as annual, bonus or promotional options, for which you may otherwise be eligible before the new option grant date. We may defer the grant to you of these other options if we determine it is necessary for us to do so to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer. (Page 11)

WILL YOU BE REQUIRED TO GIVE UP ALL YOUR RIGHTS TO THE CANCELLED OPTIONS?

    Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. (Page 16)

WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

    The exercise price per share of the new options will be 100% of the fair market value on the date of grant.

    Accordingly, we cannot predict the exercise price of the new options. Because we will not grant new options until on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Page 20)

WHEN WILL THE NEW OPTIONS VEST?

    The vesting of the newly issued options will be in accordance with the vesting schedule of the cancelled options. You will receive credit for vesting accrued prior to the cancellation of the tendered options and will receive credit for the period between the cancellation of the tendered options and the grant of the new options.

    Each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested;

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested; and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant. (Page 20)

WHAT IF WE ENTER INTO A MERGER OR OTHER SIMILAR TRANSACTION?

    It is possible that, prior to the grant of new options, we might effect or enter into an agreement such as a merger or other similar transaction. The Promise to Grant Stock Option(s) which we will give you is a binding commitment, and any successor to our company will be required to honor that commitment.

    You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive options to purchase shares of a different issuer.

ARE THERE CIRCUMSTANCES WHERE YOU WOULD NOT BE GRANTED NEW OPTIONS?

    Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulations from doing so. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is at least six months and one day after we cancel the options accepted for exchange, you will not be granted a new option.

    Also, if you are no longer an employee of Apropos on the date we grant new options, you will not receive any new options. (Page 11)

IF YOU CHOOSE TO TENDER AN OPTION WHICH IS ELIGIBLE FOR EXCHANGE, DO YOU HAVE TO TENDER ALL THE SHARES IN THAT OPTION?

    Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to each option or none of those shares. For example, and except as otherwise described below, if you hold (i) an option to purchase 1,000 shares at $10.00 per share, 700 of which you have already exercised, (ii) an option to purchase 1,000 shares at an exercise price of $20.00 per share and (iii) an option to purchase 2,000 shares at an exercise price of $40.00 per share, you may tender:

  •
  none of your options;

  •
  options with respect to the 300 remaining unexercised shares under the first option grant;

  •
  options with respect to all 1,000 shares under the second option grant;

  •
  options with respect to all 2,000 shares under the third option grant;

  •
  options with respect to two of the three option grants; or

  •
  all options under all three of the option grants.

    You may not tender options with respect to only 150 shares (or any other partial amount) under the first option grant or less than all of the shares under the second and third option grants. (Page 16)

    Also, if you decide to tender any of your options, then you must tender all of your options that were granted to you during the six month period prior to the cancellation of any tendered options. For example, if you received an option grant in November 2000 and a grant in April 2001 and you want to tender your November 2000 option grant, you would also be required to tender your April 2001 option grant. (Page 16)

WHAT HAPPENS TO OPTIONS THAT YOU CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

    Nothing. Options that you choose not to tender for exchange or that we do not accept for exchange remain outstanding until they expire by their terms and retain their current exercise price and current vesting schedule.

WILL YOU HAVE TO PAY TAXES IF YOU EXCHANGE YOUR OPTIONS IN THE OFFER?

    If you exchange your current options for new options, you will not be required under current law to recognize income for U.S. federal income tax purposes, at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. For employees residing in the United Kingdom, see Section 15. For employees in both the United States and the United Kingdom, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of the offer under the laws of the country in which you live and work. (Page 25)

IF YOUR CURRENT OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

    If your current options are incentive stock options, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the tax laws on the date of the grant. For options to qualify as incentive stock options under the current tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option, which is an option that is not qualified to be an incentive stock option under the current tax laws. (Page 24)

WHEN WILL YOUR NEW OPTIONS EXPIRE?

    Your new options will expire ten years from the date of grant, or earlier if your employment with Apropos terminates for any reason, including death or disability. (Page 19)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

    The offer expires on June 25, 2001, at 11:59 p.m., Central Daylight Time, unless it is extended by us. We may, in our discretion, extend the offer at any time, but we cannot assure you that the offer will be extended or, if extended, for how long. If the offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Central Daylight Time, on the next business day following the previously scheduled expiration of the offer period. (Page 27)

HOW DO YOU TENDER YOUR OPTIONS?

    If you decide to tender your options, you must deliver, before 11:59 p.m., Central Daylight Time, on June 25, 2001 (or such later date and time if we extend the expiration of the offer), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (630-472-9836) or hand delivery to Frank Leonard. This is a one-time offer, and we will strictly enforce the tender offer period. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all properly tendered options promptly after the expiration of the offer. (Page 15)

DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY TENDERED OPTIONS?

    You may withdraw your tendered options at any time before the offer expires at 11:59 p.m., Central Daylight Time, on June 25, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, although we currently intend to accept validly tendered options promptly after the expiration of this offer, if we have not accepted your tendered options by July 27, 2001, you may withdraw your tendered options at any time after July 27, 2001. To withdraw tendered options, you must deliver to us via facsimile (fax # (630) 472-9836) or hand delivery to Frank Leonard a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above. (Page 14)

CAN YOU CHANGE YOUR ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

    Yes, you may change your election regarding particular tendered options at any time before the offer expires at 11:59 p.m., Central Daylight Time, on June 25, 2001. If we extend the offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the offer. In order to change your election, you must deliver to us via facsimile (fax # (630) 472-9836) or hand delivery to Frank Leonard a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Page 14)

WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

    Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

    For additional information or assistance, you should contact:

    Frank Leonard
    Apropos Technology, Inc.
    One Tower Lane
    28th Floor
    Oakbrook Terrace, Illinois 60181
    Telephone No.: (630) 575-7724

CERTAIN RISKS OF PARTICIPATING IN THE OFFER

    Participation in the offer involves a number of potential risks, including those described below. This list briefly highlights some of the risks and is necessarily incomplete. Eligible participants should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject before deciding to participate in the exchange offer. We also urge you to read the Sections in this Offer to Exchange discussing tax consequences in the United States and the United Kingdom, and to consult with an investment and tax advisor as necessary before deciding to participate in this exchange offer.

Economic Risks

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL DECEMBER 27, 2001 AT THE EARLIEST.

    Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the offer, you will not be eligible to receive any option grants until December 27, 2001 at the earliest.

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS THAT YOU HAVE RECEIVED IN EXCHANGE FOR THEM.

    For example, if you cancel options with a $7 strike price, and Apropos' stock appreciates to $10 when the replacement grants are made, your replacement option will have a higher strike price than the cancelled option.

IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON, INCLUDING DEATH OR DISABILITY, PRIOR TO THE GRANT OF THE REPLACEMENT OPTION, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

    Once your option is cancelled, it is gone for good. Accordingly, if your employment terminates for any reason, including death or disability, prior to the grant of the replacement option, you will have the benefit of neither the cancelled option nor the replacement option.

Tax-Related Risks for U.S. Residents

YOUR REPLACEMENT OPTION MAY BE A NONSTATUTORY STOCK OPTION, EVEN THOUGH YOUR CANCELLED OPTION MAY HAVE BEEN AN INCENTIVE STOCK OPTION.

    If your cancelled option was an incentive stock option, your new option will be an incentive stock option, but only to the extent it qualifies under the Internal Revenue Code of 1986, as amended. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. In general, nonstatutory stock options are less favorable to you from a tax perspective. For more detailed information, please read the rest of the Offer to Exchange.

Business Related Risks

    For a description of risks related to Apropos' business, please see Section 19 of this Offer to Exchange.

INTRODUCTION

    Apropos Technology, Inc. ("Apropos") is offering to exchange outstanding options to purchase common shares of Apropos held by eligible employees for new options we will grant under the Apropos Technology, Inc. 2000 Omnibus Incentive Plan (the "Plan"). An "eligible employee" refers to employees of Apropos and certain of its subsidiaries who are employees in the United States and the United Kingdom as of the date the offer commences and as of the date the tendered options are cancelled. We are making the offer upon the terms and the conditions described in this Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "offer").

    The number of shares subject to the new options to be granted to each eligible employee will be equal to the number of shares subject to the options tendered by the eligible employee and accepted for exchange. Subject to the terms and conditions of this offer, we will grant the new options on or about the first business day which is at least six months and one day after the date we cancel the options accepted for exchange. The earliest grant date for the new options will be on or about December 27, 2001, unless the offer is extended, in which case the grant date of the new options will be at least six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to an individual option grant. All tendered options accepted by us through the offer will be cancelled on the day following the date the offer expires or as soon as possible thereafter (the "Cancellation Date"). If you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period immediately prior to the Cancellation Date. We expect to cancel all tendered options on June 26, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 26, 2000.

    The offer is not conditioned on a minimum number of options being tendered. The offer is subject to conditions that we describe in section 7 of this Offer to Exchange.

    If you tender options for exchange as described in the offer and we accept your tendered options, then, subject to the terms of this offer, we will grant you new options under the Plan.

    The exercise price per share of the new options will be 100% of the fair market value on the date of grant.

    Each new option will be exercisable for the same number of shares as remained outstanding under the tendered options.

    The new options will vest in accordance with the vesting schedule of the cancelled options. Each new option granted will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested;

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested; and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

    As of May 21, 2001, options to purchase 2,095,415 of our shares were issued and outstanding, of which options to purchase approximately 1,800,000 of our shares are eligible to participate in this offer.

THE OFFER

1. Eligibility.

    Employees are "eligible employees" if they are employees in the United States or the United Kingdom of Apropos or one of Apropos' subsidiaries as of the date the offer commences and the date on which the tendered options are cancelled. Employees outside the United States and the United Kingdom are not eligible to participate.

    In order to receive a new option, you must remain an employee as of the date the new options are granted, which will be at least six months and one day after the accepted tendered options are cancelled. If Apropos does not extend the offer, the new options will be granted on or about December 27, 2001.

2. Number of options; expiration date.

    Subject to the terms and conditions of the offer, we will exchange all outstanding, unexercised options held by eligible employees that are properly tendered and not validly withdrawn in accordance with Section 5 before the "expiration date," as defined below, in return for new options. We will not accept partial tenders of options for any portion of the shares subject to an individual option grant. Therefore, you may tender options for all or none of the shares subject to each of your eligible options. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the date the tendered option was cancelled. We currently expect to cancel all tendered options on June 26, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 26, 2000.

    If your options are properly tendered and accepted for exchange, the options will be cancelled and, subject to the terms of this offer, you will be entitled to receive one or more new options to purchase the number of common shares equal to the number of shares subject to the options tendered by you and accepted for exchange, subject to adjustments for any stock splits, stock dividends and similar events. All new options will be subject to the terms of the Plan, and to a new option agreement between you and us. If, for any reason, you do not remain an employee of Apropos or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without a good reason, we terminate your employment, with or without cause, or your employment terminates for any other reason, including death or disability, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

    The term "expiration date" means 11:59 p.m., Central Daylight Time, on June 25, 2001, unless and until we, in our discretion, have extended the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the offer.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

  •
  we increase or decrease the amount of consideration offered for the options;

  •
  we decrease the number of options eligible to be tendered in the offer; or

  •
  we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 16 of this Offer to Exchange, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    We will also notify you of any other material change in the information contained in this Offer to Exchange.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Daylight Time.

3. Purpose of the offer.

    We issued the options outstanding to:

  •
  provide our eligible employees with additional incentive and to promote the success of our business; and

  •
  encourage our eligible employees to continue their employment with us.

    One of the keys to our continued growth and success is the retention of our most valuable asset, our employees. The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Apropos. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares. By making this offer to exchange outstanding options for new options that will have an exercise price at least equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize shareholder value. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

    From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this offer. As is outlined in Section 9, the exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

    Neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether or not to tender your options for exchange.

4. Procedures for tendering options.

    Proper Tender of Options.

    To validly tender your options through the offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form to us via facsimile (fax # (630) 472-9836) or hand delivery to Frank Leonard, along with any other required documents. Frank Leonard must receive all of the required documents before the expiration date. The expiration date is 11:59 PM Central Daylight Time on June 25, 2001.

    THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK.

    Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

    We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the offer period, subject only to an extension which we may grant in our sole discretion.

    Our Acceptance Constitutes an Agreement.

    Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

    Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that have not been validly withdrawn.

5. Withdrawal rights and change of election.

    You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

    You may withdraw your tendered options at any time before 11:59 p.m., Central Daylight Time, on June 25, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer. In addition, if we have not accepted your tendered options for exchange by 11:59 p.m., Central Daylight Time, on June 25, 2001, you may withdraw your tendered options at any time after July 27, 2001.

    To validly withdraw tendered options, you must deliver to Frank Leonard via facsimile (fax # (630) 472-9836) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

    To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Frank Leonard via facsimile (fax # (630) 472-9836) or hand delivery, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

  •
  the name of the option holder who tendered the options;

  •
  the grant number of all options to be tendered;

  •
  the grant date of all options to be tendered;

  •
  the exercise price of all options to be tendered; and

  •
  the total number of unexercised option shares subject to each option to be tendered.

    Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the notice of withdrawal.

    You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly re-tender those options before the expiration date by following the procedures described in Section 4.

    Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

6. Acceptance of options for exchange and issuance of new options.

    Upon the terms and conditions of the offer and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the expiration date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 26, 2001, and you will be granted new options on or about the first business day that is at least six months and one day after the date we cancel the options accepted for exchange. If the options you tendered were incentive stock options, your new options will also be incentive stock options, to the extent they qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. All other newly granted options will be nonstatutory stock options. Thus, subject to the terms and conditions of this offer, if your options are properly tendered by June 25, 2001, the scheduled expiration date of the offer, and accepted for exchange and cancelled on June 26, 2001 you will be granted new options on or about December 27, 2001. If we accept and cancel options properly tendered for exchange after June 26, 2001, the period in which the new options will be granted will be similarly delayed. As promptly as practicable after we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option(s), by which we will commit to grant stock options to you on a date no earlier than December 27, 2001 covering the same number of shares as the options cancelled pursuant to this offer, provided that you remain an eligible employee on the date on which the grant is to be made.

    If we accept options you tender in the offer, we will defer any grant to you of other options, such as annual, bonus or promotional options, for which you may be eligible before the new option grant date until after the expiration date, so that you are granted no new options for any reason until at least six months and one day after any of your tendered options have been cancelled. We will defer the grant to you of these other options in order to avoid incurring compensation expense against our earnings as a result of accounting rules that could apply to these interim option grants as a result of the offer.

    Your new options will entitle you to purchase the number of shares which is equal to the number of shares subject to the options you tender, as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Apropos or its subsidiaries through the date we grant the new options, you will not receive any new options or other consideration in exchange for your tendered options which have been cancelled pursuant to this offer.

    We will not accept partial tenders of your eligible option grants. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares subject to that option or none of those shares. In addition, if you tender any option grant for exchange, you will be required to also tender all option grants that you received during the six month period prior to the cancellation of your tendered options. We currently expect to cancel all tendered options on June 26, 2001, which means that if you participate in the offer, you will be required to tender all options granted to you since December 26, 2000.

    Within twenty-four (24) to forty-eight (48) hours of the receipt of your Election Form or your Notice to Change Election From Accept to Reject, Apropos will e-mail the option holder a Confirmation of Receipt. However, this is not by itself an acceptance of the options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of the time when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept promptly after the expiration of the offer all properly tendered options that are not validly withdrawn.

7. Conditions of the offer.

    Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after May 29, 2001, and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance and cancellation of options tendered for exchange:

  •
  there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the offer, the acquisition of some or all of the tendered options pursuant to the offer, or the issuance of new options, or otherwise relates in any manner to the offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Apropos;

  •
  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the offer or Apropos, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

  (1)
  make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the offer or that otherwise relates in any manner to the offer;

  (2)
  delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

  (3)
  materially impair the contemplated benefits of the offer to Apropos; or

  (4)
  materially and adversely affect Apropos' business, condition, income, operations or prospects or materially impair the contemplated benefits of the offer to Apropos;

  •
  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

  •
  a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Apropos, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed; or

  •
  any change or changes shall have occurred in Apropos' business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Apropos or may materially impair the contemplated benefits of the offer to Apropos.

    The conditions to the offer are for Apropos' benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the options.

    The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "APRS". The following table shows, for the periods indicated, the high and low sales prices per share of our common shares as reported by the Nasdaq National Market, as adjusted for stock dividends and stock splits. Prior to February 17, 2000, there was no established trading market for Apropos' common shares.

	High	Low
FISCAL YEAR 2001
Quarter ended March 31, 2001	$8.875	$2.922
FISCAL YEAR 2000
Quarter ended December 31, 2000	11.250	5.125
Quarter ended September 30, 2000	28.625	8.875
Quarter ended June 30, 2000	35.750	7.750
Quarter ended March 31, 2000	69.000	24.000

    As of May 21, 2001, the last reported sale price during regular trading hours of our common shares, as reported by the Nasdaq National Market, was $2.80 per share.

    WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON SHARES, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

9. Source and amount of consideration; terms of new options.

    Consideration.

    We will issue new options to purchase common shares under the Plan, in exchange for the outstanding options properly tendered and accepted for exchange by us which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of shares subject to the options tendered by the option holder and accepted for exchange and cancelled by us, as adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this offer we will grant new options to purchase a total of approximately 1,800,000 common shares. The shares issuable upon exercise of these new options would equal approximately 11% of our total common shares outstanding as of May 21, 2001.

    Terms of New Options.

    The new options will be granted under the Plan. A new option agreement will be entered into between Apropos and each option holder who has tendered options in the offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange. Because we will not grant new options until at least six months and one day after the date we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of the options, including as a result of a significant corporate event. The following description summarizes the material terms of the Plan and the options granted thereunder.

    2000 Omnibus Incentive Plan.

    The maximum number of shares available for future awards under the Plan is approximately 2,500,000. Approximately 2,100,000 shares are reserved for the exercise of currently outstanding stock options. The Plan permits the granting of options intended to qualify as incentive stock options under the Internal Revenue Code and options that do not qualify as incentive stock options, referred to as nonstatutory stock options.

    Administration.

    The Plan is administered by the Compensation Committee appointed by the Board of Directors (the "Administrator"). Subject to the other provisions of the Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the exercisability of the options.

    Term.

    Options generally have a term of ten (10) years.

    Termination.

    Your options will terminate under certain circumstances, as provided in your option agreement. Generally, options to purchase our common shares terminate following the termination of employment, unless the options are exercised, to the extent that they were exercisable immediately before such termination, within the time frame permitted by the stock option agreement. Options to purchase our common shares also generally terminate in the event that the option holder's employment is terminated by reason of permanent disability or death, in which case the option holder or the option holder's executors, administrators, legatees or distributees of your estate, may exercise any option held by the option holder at the date of the option holder's employment termination, to the extent that it was exercisable immediately before such termination, within the time frame specified in the option agreement.

    The termination of your option under the circumstances specified in your option agreement will result in the termination of your interests in the Plan. In addition, your option may terminate, together with the Plan and all other outstanding options issued to other employees and directors, following the occurrence of certain corporate events, as described below.

    Exercise Price.

    The Administrator determines the exercise price at the time the option is granted. For all eligible employees and directors, the exercise price per share of the new options will be 100% of the fair market value on the date of grant.

    However, the exercise price may not be less than 110% of the closing price per share reported by the Nasdaq National Market on the date of grant for options intended to qualify as incentive stock options, granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting rights of all classes of stock of Apropos or an affiliate company.

    Vesting and Exercise.

    Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. Options granted by us generally vest at a rate of 25% of the shares subject to the option after twelve months, and then 1/48th of the shares subject to the option vest each month thereafter, provided the employee or director remains continuously employed by Apropos or a director of Apropos, as the case may be.

    The new options granted through the offer will vest as follows:

  •
  any shares that were fully vested on the date that the offer expires will be fully vested;

  •
  all unvested options on the date the offer expires that would have been fully vested on the date the new options are granted (at least six months and one day from the date this offer expires) will be fully vested; and

  •
  all remaining unvested options will have a vesting schedule that is equivalent to what would have been in place had the cancelled option remained in effect. For example:

  •
  An employee cancels an option that is 20/48th vested at the time of cancellation.

  •
  The new grant occurs 6 months and one day after cancellation.

  •
  The replacement option will be 26/48th (plus one day) vested at the time of grant.

    Payment of Exercise Price.

    You may exercise your options, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price. The permissible methods of payment of the option exercise price will be set forth in your option agreement, but are generally check or such other methods as approved by the Administrator.

    Adjustments Upon Certain Events.

    If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

    In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, outstanding options will become fully vested and exercisable.

    Termination of Employment.

    If, for any reason, you are not an employee from the date you tender options through the date we grant the new options, you will not receive any new options or any other consideration in exchange for your tendered options that have been accepted for exchange. This means that if you quit, with or without good reason, we terminate your employment, with or without cause, or your employment is terminated for any other reason, including death or disability, before the date we grant the new options, you will not receive anything for the options that you tendered and which we cancelled.

    Transferability of Options.

    New options, whether incentive stock options or non-qualified stock options, may not be transferred, other than by will or the laws of descent and distribution. In the event of your death, options may be exercised by the person's estate or the person whom the rights under the option passes by will or the laws of descent and distribution for the period of time specified in your option agreement.

    Registration of Option Shares.

    All shares issuable upon exercise of our outstanding options under the Plan have been registered under the Securities Act of 1933 on Form S-8. All the shares issuable upon exercise of all new options to be granted before the offer will be registered under the Securities Act. Unless you are one of our affiliates, you will be able to sell your shares issuable upon exercise of your options free of any transfer restrictions under applicable U.S. securities laws.

    U.S. Federal Income Tax Consequences.

    You should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange. If you are an employee resident for tax purposes in the United Kingdom, you should refer to Section 15 of this Offer to Exchange for a discussion of U.K. income tax consequences of the new options and the options tendered for exchanges in the United Kingdom. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

    Our statements in this Offer to Exchange concerning the Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plan and the forms of option agreement under the Plan. Please contact Frank Leonard at Apropos Technology, Inc., One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181 (telephone: (630) 575-7724), to receive a copy of the Plan and the forms of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

10. Information concerning Apropos.

    Our principal executive offices are located at One tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181, and our telephone number is (630) 472-9600.

    We develop, market and support a leading real-time, multi-channel interaction management application for managing customer interactions across a variety of communications media, including e-mail, Fax, Web, and Voice. Our solution enhances customer relationship management applications, such as sales, marketing, and service, through intelligent, value-based management of all interactions.

    The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, are incorporated herein by reference. See "Additional Information" beginning on page 29 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

11. Interests of directors and officers; transactions and arrangements concerning the options.

    The directors and executive officers of Apropos Technology, Inc. and their positions and offices as of May 21, 2001, are set forth in the following table:

Name	Position and Offices Held
Kevin G. Kerns	President, Chief Executive Officer and Director
Francis J. Leonard	Vice President and Chief Financial Officer
Richard D. Brown	Vice President, International Operations
Jody P. Wacker	Senior Vice President, Marketing
Brian C. Derr	Senior Vice President, Business Development and Professional Services
William W. Bach	Senior Vice President, Technology
Dennis M. Eilks	Senior Vice President, Worldwide Sales

    The address of each director and executive officer is: c/o Apropos Technology, Inc., One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181.

    Please see our definitive proxy statement for our 2000 annual meeting of shareholders for information regarding the amount of our securities beneficially owned by our executive officers and directors as of March 1, 2001.

    As of May 21, 2001, our executive officers and non-employee directors (twelve (12) persons) as a group beneficially owned options outstanding under the Plan to purchase a total of 817,770 of our shares, which represented approximately 39% of the shares subject to all options outstanding under that plan as of that date. We expect our executive officers to participate in the offer with respect to certain options.

    In the sixty (60) days prior to and including May 29, 2001 the executive officers and directors of Apropos had the following transactions in options to purchase Apropos shares:

  •
  On May 8, 2001, Mr. Brady, Mr. Koch and Mr. Crandell were each granted an option to purchase 10,000 common shares of the Company.

    Except as otherwise described above and for options granted to employees in the ordinary course of business under the Plan, there have been no transactions in options to purchase our shares which were effected during the 60 days prior to May 29, 2001, by Apropos or, to our knowledge, by any executive officer, director or affiliate of Apropos.

12. Status of options acquired by us in the offer; accounting consequences of the offer.

    Options we acquire through the offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plans pursuant to which they were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further shareholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

    We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer because:

  •
  we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options tendered for exchange; and

  •
  the exercise price of all new options will at least equal the market value of the common shares on the date we grant the new options.

13. Legal matters; regulatory approvals.

    We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7.

    If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is 6 months and 1 day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other consideration for the options you tendered.

14. Material U.S. Federal Income Tax Consequences.

    The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

    Option holders who tender outstanding options for new options will not be required to recognize income for federal income tax purposes at the time of the tender. WE ADVISE ALL OPTION HOLDERS CONSIDERING EXCHANGING THEIR OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

    Incentive Stock Options.

    Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option or upon its exercise. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option on the date of exercise exceeds the aggregate exercise price of the option. Except in the case of an option holder's death or disability, if an option is exercised more than three months after the option holder's termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

    If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the option shares were held:

  •
  at least two years after the date the option was granted; and

  •
  at least one year after the date the option was exercised.

    If the option shares were held for these periods, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the option shares were not held for these periods, the excess of the fair market value of the option shares on the date the option was exercised over the exercise price normally will be ordinary income to the option holder at the time of the disposition. The balance of the gain, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

    If you tender incentive stock options for exchange, the new options will be granted as incentive stock options to the maximum extent they qualify. For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-qualified stock option.

    Non-Qualified Stock Options.

    Under current law, an option holder will not realize taxable income upon the grant of an option which is not qualified as an incentive stock option. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

    WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

15. Material Tax Consequences for Employees who are Tax Residents in the United Kingdom.

    The following is intended only as a general summary of the U.K. income tax and National Insurance Contributions ("NIC") consequences of the exchange of options pursuant to the offer for employees who are resident for tax purposes in the U.K. This discussion is based on the U.K. tax law as of the date of this document, which is subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances and you are advised to consult your own tax advisor as to the particular tax consequences for you of such exchange of options.

    While the issue is not free from doubt, you should not be liable to a U.K. tax or NIC charge when you release the original option or upon grant of the new option. It is expected that, although no formal confirmation has been obtained, the Inland Revenue (the U.K. tax authority) would agree to treat the release of the original option in consideration for the promise to grant the new option as falling within certain statutory provisions which apply to the release of options in consideration for the grant of new options such that the release of the original options is not subject to tax or NICs. However, in the event that a charge to U.K. tax and NICs did arise, you would be liable in respect of the market value of the promise to grant you the new option.

    You will be subject to income tax (normally collected through the Pay As You Earn system) when you exercise the new option generally on the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. You will also be liable to pay employee NIC on such gain realized at exercise if your earnings do not already exceed the maximum limit for NIC purposes.

    When you sell your shares, you may be subject to capital gains tax, generally, on any difference between the sale proceeds realized when you sell the shares and the market value of the shares at the date of exercise. Any capital gains tax you may owe is subject to available personal reliefs and exemptions including an annual personal exemption (currently L7,500 for the U.K. tax year 6 April 2001 to 5 April 2002) and taper relief calculated with reference to the period of time during which you held the shares.

16. Extension of offer; termination; amendment.

    We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

    We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options tendered for exchange upon the occurrence of any of the events listed in Section 7, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer.

    Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

    Amendments to the offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Central Standard Time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made through the offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

    If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

    If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

  •
  we increase or decrease the amount of consideration offered for the options; or

  •
  we decrease the number of options eligible to be tendered in the offer, or we increase the number of options eligible to be tendered in the offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the offer immediately prior to the increase.

    If the offer is scheduled to expire at any time earlier than the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 16, we will extend the offer so that the offer is open at least ten (10) business days following the publication, sending or giving of notice.

    For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Daylight Time.

17. Fees and expenses.

    We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer to Exchange.

18. Additional information.

    This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to tender your options:

    1.  Apropos' Annual Report on Form 10-K for our fiscal year ended December 31, 2000;

    2.  Apropos' Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

    3.  The description of our shares contained in our Registration Statement on Form 8-A, (file number 001-15619).

    These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	7 World Trade Center Suite 1300 New York, New York 10048	500 West Madison Street Suite 1400 Chicago, Illinois 60661

    You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

    Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

    Our common shares are quoted on the Nasdaq National Market under the symbol "APRS" and our SEC filings can be read at the following Nasdaq address:

    Nasdaq Operations
1735 K Street, N.W.
Washington, D.C. 20006

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Apropos Technology, Inc., One Tower Lane, 28th Floor, Oakbrook Terrace, Illinois 60181, or telephoning us at (630) 472-9600.

    As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

    The information contained in this Offer to Exchange about Apropos should be read together with the information contained in the documents to which we have referred you.

19. Miscellaneous.

    This Offer to Exchange and our SEC reports referred to above include "forward-looking statements." When used in this Offer to Exchange, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to Apropos or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2000, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

  •
  our limited operating history makes evaluating Apropos' business difficult;

  •
  Apropos has not been profitable since 1994;

  •
  Apropos has never been able to fully fund operations from cash generated by its business, and it may not be able to do so in the future;

  •
  Apropos' lengthy sales cycle has contributed and may continue to contribute to the quarter to quarter variability and unpredictability of our revenue and operating results which could adversely affect the market price of our common shares;

  •
  Apropos' future business prospects depend in part on our ability to maintain and improve our current product and to develop new products and product features;

  •
  we may not be able to modify our product in a timely and cost effective manner to respond to technological change;

  •
  competition could reduce our market share and decrease our revenues;

  •
  demand for communications and interaction management software for multimedia contact centers may grow more slowly than we currently anticipate;

  •
  if we fail to establish and maintain strategic relationships, our ability to increase our revenue and profitability will suffer;

  •
  if our strategic partners fail to market Apropos' product and services effectively or provide poor customer service, our reputation would suffer and we could lose clients;

  •
  we may have difficulties successfully managing our growth, which may reduce our chances of achieving and maintaining profitability;

  •
  infringement of Apropos' proprietary rights could affect our competitive position, harm our reputation or increase our operating costs;

  •
  infringement claims could adversely affect Apropos;

  •
  we may not be able to hire and retain the personnel we need to sustain our business;

  •
  Apropos' international operations and expansion involve financial and operational risks;

  •
  Apropos' product and the third party software we sell with our product could have defects for which we are potentially liable and that could result in loss of revenue, increased costs, loss of our credibility, or delay in acceptance of our product in the marketplace;

  •
  we depend on Microsoft Corporation technologies and other third party software on which our product relies;

  •
  we may not be able to obtain adequate financing to implement our growth strategy;

  •
  if Apropos' clients do not perceive our product or services to be effective of high quality, our brand and name recognition would suffer;

  •
  the growth of our business may be impeded without increased use of the Internet;

  •
  Natural Microsystems, Inc. may become unwilling or unable to continue to supply us with voice processing boards, requiring us to find a substitute supplier that could prove difficult or costly;

  •
  Apropos' share price has been and may continue to be highly volatile and could drop unexpectedly; and

  •
  if Apropos' share price continues to be volatile, we may become subject to securities litigation, which is expensive and could divert our resources.

    We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

    WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Apropos Technology, Inc.

May 29, 2001

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  EXHIBIT (a)(1)
APROPOS TECHNOLOGY, INC. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS (THE "OFFER TO EXCHANGE")
  EXHIBIT (a)(1)
APROPOS TECHNOLOGY, INC. OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS (THE "OFFER TO EXCHANGE")
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
CERTAIN RISKS OF PARTICIPATING IN THE OFFER
Economic Risks
Tax-Related Risks for U.S. Residents
Business Related Risks
INTRODUCTION
THE OFFER